CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


We consent to the references to our firm under the captions "Financial Highlights" for Limited Term Government Fund in the John Hancock Income Funds Prospectus and "Independent Auditors" in the John Hancock Limited Term Government Fund Class A and Class B Shares of Additional Information in Post-Effective Amendment No. 47 to the Registration Statement (N-1A, No. 2-29503) dated May 1, 1997.

We also consent to the incorporation by reference therein of our report dated February 7, 1997 with respect to the financial statements and financial highlights for the John Hancock Limited Term Government Fund in the Form N-1A.



                                                  /s/ERNST & YOUNG LLP
                                                  ERNST & YOUNG LLP

Boston, Massachusetts
April 24, 1997